UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3 )*

                                ICU Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    44930G107
                  ---------------------------------------------
                                 (CUSIP Number)



                                February 28, 2005
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


                       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.         44930G107
                  ------------------------


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Columbia Wanger Asset Management, L.P.  04-3519872
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                             (a) [ ]

                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                1,669,312
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                0
      OWNED BY        ----- ----------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                1,669,312
     REPORTING        ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
    PERSON WITH
                                0
--------------------- ----- ----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,669,312
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           IA
--------------------------------------------------------------------------------

                                       13G

CUSIP No.         44930G107
                  ------------------------


------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

            Not Applicable                                             (a) [ ]

                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- ----- ----------------------------------------------------
                       5    SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES         ----- ----------------------------------------------------
                       6    SHARED VOTING POWER
    BENEFICIALLY
                                1,669,312
      OWNED BY        ----- ----------------------------------------------------
                       7    SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING        ----- ----------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

    PERSON WITH                 1,669,312
--------------------- ----- ----------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,669,312
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.0%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

Item 1(a)          Name of Issuer:

                            ICU Medical, Inc.

Item 1(b)          Address of Issuer's Principal Executive Offices:

                            951 Calle Amanecer
                            San Clemente, California  92673

Item 2(a)          Name of Person Filing:

                            Columbia Wanger Asset Management, L.P. ("WAM")
                            WAM Acquisition GP, Inc., the general partner of WAM
                               ("WAM GP")

Item 2(b)          Address of Principal Business Office:

                            WAM and WAM GP are located at:

                            227 West Monroe Street, Suite 3000
                            Chicago, Illinois  60606

Item 2(c)          Citizenship:

                   WAM is a Delaware limited partnership and WAM GP is a Delaware corporation.

Item 2(d)          Title of Class of Securities:

                            Common Stock

Item 2(e)          CUSIP Number:

                            44930G107


Item 3             Type of Person:

                       (e)  WAM is an Investment Adviser registered under
                            section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

Item 4             Ownership (at February 28, 2005):

                            (a) Amount owned "beneficially" within the meaning
                                of rule 13d-3:

                                       (i)  WAM:           1,669,312

                                       (ii) WAM GP:        1,669,312

                            (b) Percent of class:

                                       (i)  WAM:           12.0%

                                       (ii) WAM GP:        12.0%

                            (c) Number of shares as to which such person has:

                                   (1) sole power to vote or to direct the vote:

                                       (i)  WAM:           1,669,312

                                       (ii) WAM GP:        0

                                   (2) shared power to vote or to direct the
                                       vote:

                                       (i)  WAM:           0
                                       (ii) WAM GP:        1,669,312

                                   (3) sole power to dispose or to direct the
                                       disposition of:

                                       (i)  WAM:           1,669,312
                                       (ii) WAM GP:        0

                                   (4) shared power to dispose or to direct
                                       disposition of:

                                       (i)  WAM:           0
                                       (ii) WAM GP:        1,669,312

Item 5             Ownership of Five Percent or Less of a Class:

                            Not Applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   Person:

                            The shares reported herein include the
                            shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by WAM, a Delaware limited partnership. CAT holds 9.0 % shares.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not Applicable

Item 8             Identification and Classification of Members of the Group:

                            Not Applicable

Item 9             Notice of Dissolution of Group:

                            Not Applicable


Item 10            Certification:

                         By signing below I certify that, to the best of my
                   knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   Disclaimer

                         In accordance with Rule 13d-4 of the Securities
                   Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 9, 2006


                    The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                     WAM Acquisition GP, Inc.
                                         for itself and as general partner of
                                         COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                     By:  /s/Bruce H. Lauer
                                          --------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of March 9, 2006 by and among Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust.

                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  March 9, 2006


                                  WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      COLUMBIA WANGER ASSET MANAGEMENT, L.P.



                                  By:  /s/Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Senior Vice President and Secretary




                                  COLUMBIA ACORN TRUST



                                  By:  /s/Bruce H. Lauer
                                       -----------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                               Secretary